UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2013

Preferred Apartment Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34995	27-1712193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3625 Cumberland Boulevard, Suite 1150, Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 818-4100

3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339
(Former name or former address, if changed since last report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On June 14, 2013, Trail Creek Apartments, LLC ("Purchaser"), a wholly owned subsidiary of Preferred Apartment Communities Operating Partnership, L.P. ("PAC-OP"), entered into a Purchase and Sale Agreement (the "Purchase Agreement") with Oxford Hampton Partners LLC ("Seller") to acquire a fee simple interest in a 96-unit townhome community on approximately 10.2 acres in Hampton, Virginia ("Trail II") for a purchase price of approximately $18.1 million, exclusive of acquisition-related and financing-related transaction costs. Purchaser is currently the owner of a 204-unit multifamily community located adjacent to Trail II ("Trail I"). A subsidiary of PAC-OP previously made a $6.0 million mezzanine loan to Seller (the "Mezzanine Loan") partially funding the construction of Trail II. The purchase price was determined based on the terms of a purchase option agreement between Seller and Trail Creek Mezzanine Lending, LLC ("Lender"), a wholly owned subsidiary of PAC-OP, entered into as of June 30, 2011 (the "Purchase Option Agreement") in connection with the closing of the Mezzanine Loan. The rights of Lender under the Purchase Option Agreement have been assigned by Lender to Purchaser.

Preferred Apartment Communities, Inc. (the "Company") is the general partner of, and owner of an approximate 98% interest in, PAC-OP. Williams Realty Fund I, LLC ("WRF") is an approximately 100% indirect owner of Seller. John A. Williams, the Company's Chief Executive Officer and Chairman of the Board, indirectly owns an approximate 7.0% membership interest in WRF. The terms of the Mezzanine Loan and the Purchase Option Agreement were approved by the Company's conflicts committee, which consists entirely of independent directors not otherwise interested in the transaction.

There are currently seven other apartment communities in the area that we believe are competitive with Trail II, with five of those properties located within approximately two to three miles of Trail II. Construction of Trail II was completed in 2012, was 91.7% occupied at March 31, 2013 and had an average annual effective rental rate per unit of $16,969 at March 31, 2013. We currently plan to make approximately $250,000 in capital improvements to the property within the first three to six months of ownership that were not completed by Seller, however we will receive a credit of $250,000 to the purchase price for these capital improvements.

All the leased space is residential with leases ranging from an initial term of three months to one year. The average historical occupancy rate (determined by the total number of units actually occupied at the specific point in time indicated) for the last five years is as follows:

At December 31, 2012	87.5%
At December 31, 2011	0.0%
At December 31, 2010	0.0%
At December 31, 2009	0.0%
At December 31, 2008	0.0%

No individual tenant occupies 10% or more of Trail II.

The average historical effective net annual rental rate per unit (including any tenant concessions and abatements) at the property is as follows:

Year ending December 31, 2012	$16,471
Year ending December 31, 2011	-
Year ending December 31, 2010	-
Year ending December 31, 2009	-
Year ending December 31, 2008	-

Property taxes paid on Trail II for the fiscal year ended June 30, 2013 were $136,105. Trail II was subject to a tax rate of 1.04% of its assessed value.

We expect that the initial basis in the property for federal income tax purposes will be equal to the purchase price. We plan to depreciate the property for federal income tax purposes on a straight-line basis using an estimated useful life of 27.5 years.

Under a contract with our manager, Preferred Residential Management, LLC, an affiliate of the Company, will act as property manager of Trail II. Upon our acquisition, we believe that Trail II will be adequately insured.

The material terms of the Purchase Agreement provide for: (i) a due diligence period that expires on the closing date; and (ii) a closing date to occur on or before June 28, 2013, unless the parties mutually agree otherwise. The Purchase Agreement also contains additional covenants, representations and warranties that are customary of real estate purchase and sale agreements. Therefore, the Company can give no assurance that the transaction will be consummated.

The Company expects to fund the acquisition of Trail II with the proceeds from the repayment of the Mezzanine Loan, including any accrued but unpaid interest and fees, and from planned debt financing. We are currently under application with Freddie Mac to provide a non-recourse first mortgage loan (the "New Loan") on the combined property of Trail I and Trail II (together, "Trail Creek") at approximately 65% of the current fair market value of Trail Creek, or approximately $28 million. The New Loan will completely refinance the existing $15.275 million first mortgage loan on Trail I for which we will be required to pay a prepayment premium of 3% of the amount being prepaid, or approximately $458,000. We expect the New Loan will be non-recourse to Purchaser, will mature in seven years, and will bear interest at a fixed rate of 2.1% over the interest rate on the 7-Year United States Treasury security. We expect the New Loan will require monthly installments of interest only through the stated term of the New Loan. We expect the New Loan will only be secured by Trail Creek and there will be no guaranties by the Company or PAC-OP. We anticipate the New Loan will mature in June 2020, at which time the expected balance of approximately $28 million will be due on the New Loan, assuming no prior principal prepayment on the New Loan.

Freddie Mac is reviewing the underwriting information and detailed financial statements that we have provided in connection with our application for the New Loan. We are currently awaiting a commitment letter and a rate lock agreement from Freddie Mac. Upon our receipt of a commitment letter for the New Loan, we will review the final terms and conditions of the New Loan to ensure that they meet our needs and then enter into rate lock agreements which will determine the final structure and cost of our financing. We do not anticipate material changes in the terms and conditions for the New Loan from those contained in the applications we submitted, but there could be changes in the terms of the Loans which we would evaluate at the time we receive a final commitment. The terms and conditions we have described for the New Loan are based on the terms and conditions quoted by Freddie Mac and remain our good faith estimate of the expected material terms and conditions of the New Loan until we receive a final commitment; however, the interest rate indexes contained in the quotes move daily and will impact the cost of our financing. We have not purchased any hedges against interest rate fluctuations and remain subject to those market changes until we lock in our rate for the New Loan.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) are currently being prepared. The Company will file the required financial statements under the cover of Form 8-K/A as soon as practicable but not later than August 30, 2013, which is 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) is currently being prepared. The Company will file the required pro forma financial information under the cover of Form 8-K/A as soon as practicable but not later than August 30, 2013, which is 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.

(d)    Exhibits.

10.1	Purchase Agreement between Trail Creek Apartments, LLC and Oxford Hampton Partners LLC dated as of June 14, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

Date: June 20, 2013	By:	/s/ John A. Williams
John A. Williams
Chief Executive Officer

EXHIBIT INDEX

10.1	Purchase Agreement between Trail Creek Apartments, LLC and Oxford Hampton Partners LLC dated as of June 14, 2013.